Exhibit 5.1

June 4, 2026

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

We have acted as counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company and certain subsidiaries of the Company listed on Schedule A hereto (the “Subsidiary Guarantors”) under the Securities Act of 1933 (the “Securities Act”) of the offer and sale of: (i) $1,050,000,000 in aggregate principal amount of the Company’s 8.875% Senior Notes due 2032 (the “Notes”) and (ii) guarantees of the Notes (the “Guarantees”) by the Subsidiary Guarantors, in each case to be issued pursuant to the Indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Subsidiary Guarantors party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Thirteenth Supplemental Indenture thereto, dated as of June 4, 2026 (the “Supplemental Indenture”), among the Company, the Subsidiary Guarantors party thereto and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), pursuant to the Registration Statement on Form S-3 (File No. 333-287633) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act on May 29, 2025 (the “Registration Statement”).

We have reviewed the Registration Statement, the Underwriting Agreement, dated as of June 1, 2026, by and among the Company and J.P. Morgan Securities LLC, as representative of the several underwriters named therein (the “Underwriting Agreement”), the Indenture and a copy of the global note representing the Notes.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.

We have assumed further that the Company and the Subsidiary Guarantors that are incorporated or formed in jurisdictions other than Delaware (such Subsidiary Guarantors, which are listed on Schedule B hereto, the “Non-Delaware Guarantors”) are validly existing and in good standing under the laws of the jurisdiction in which each is incorporated or formed, as applicable, and that each has the power, authority and legal right to execute, deliver and perform the Indenture, the Notes and the Guarantees, as applicable. We have assumed further that each of the Company and the Non-Delaware Guarantors has duly authorized, executed and delivered the Indenture, the Notes and the Guarantees, as applicable. With respect to all matters of Ohio law, we note that you are relying on an opinion of Daniel T. Young, Secretary and Associate General Counsel of the Company, which is filed as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on the date hereof (the “Current Report on Form 8-K”). With respect to all matters of

Arizona law, we note that you are relying on an opinion of Squire Patton Boggs (US) LLP, which is filed as Exhibit 5.3 to the Current Report on Form 8-K. With respect to all matters of Indiana law, we note that you are relying on an opinion of Dinsmore & Shohl LLP, which is filed as Exhibit 5.4 to the Current Report on Form 8-K. With respect to all matters of Kentucky law, we note that you are relying on an opinion of Dinsmore & Shohl LLP, which is filed as Exhibit 5.5 to the Current Report on Form 8-K. With respect to all matters of the law of the province of Ontario, Canada, we note that you are relying on an opinion of Gowling WLG (Canada) LLP, which is filed as Exhibit 5.6 to the Current Report on Form 8-K.

We have assumed further that, except as to legal conclusions expressly set forth in this opinion, the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have relied as to certain matters on information obtained from public officials, officers of the Company and the Subsidiary Guarantors, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that, when (i) the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture, and (ii) the Notes and the Guarantees have been duly issued and delivered against payment therefor as contemplated by the Underwriting Agreement, the Notes and Guarantees will constitute the valid and binding obligations of the Company and the Subsidiary Guarantors, respectively, enforceable against the Company and the Subsidiary Guarantors, respectively, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We are members of the bars of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus, dated May 29, 2025, as supplemented by the prospectus supplement, dated June 1, 2026, relating to the Notes. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP

SCHEDULE A

Subsidiary Guarantors

Subsidiary Guarantor	State of Incorporation or Formation
Celeron Corporation	Delaware
Cooper International Holding Corporation	Delaware
Cooper Tire & Rubber Company LLC	Delaware
Cooper Tire & Rubber Company Vietnam Holding, LLC	Delaware
Cooper Tire Holding Company	Ohio
Divested Companies Holding Company	Delaware
Divested Litchfield Park Properties, Inc.	Arizona
Goodyear Canada Inc.	Ontario, Canada
Goodyear Export Inc.	Delaware
Goodyear Farms, Inc.	Arizona
Goodyear International Corporation	Delaware
Goodyear Western Hemisphere Corporation	Delaware
Max-Trac Tire Co., Inc.	Ohio
Raben Tire Co., LLC	Indiana
T&WA, Inc.	Kentucky
Wingfoot Brands LLC	Delaware

SCHEDULE B

Non-Delaware Guarantors

Guarantor	State of Incorporation or Formation
Cooper Tire Holding Company	Ohio
Divested Litchfield Park Properties, Inc.	Arizona
Goodyear Canada Inc.	Ontario, Canada
Goodyear Farms, Inc.	Arizona
Max-Trac Tire Co., Inc.	Ohio
Raben Tire Co., LLC	Indiana
T&WA, Inc.	Kentucky